EXHIBIT 1

Elbit   Systems   to  Provide   Information   Processing   System  for   Israeli
Money-Laundering Prohibition Authority

Monday May 5, 7:03 am ET

Contract Value Exceeds $6.5 million

HAIFA, Israel, May 5 /PRNewswire-FirstCall/  -- Elbit Systems Ltd. (Nasdaq: ESLT
- News) announced today that it has received a contract for the development and support of an information processing system for the Israeli Money-Laundering Prohibition Authority (IMPA).

The contract value exceeds $6.5 million with the system to be implemented within 22 months.

The project will provide IMPA with an Information Technology (IT) System, which includes a database and a collection center for relevant data from various financial institutions such as banks, insurance companies and customs authorities.

The "heart" of the system will consist of analysis and research subsystems and highly secured data communication systems that will provide IMPA with information from an assortment of government and commercial resources, allowing IMPA to detect persons and organizations that may be engaged in terror funding or money-laundering activities.

The project includes the management of the Official Data Base which includes the Currency Transactions reports and the Suspicious Activities reports submitted to IMPA by the Israeli financial community, as well as reports of enrichment from local law enforcement and government information resources and from parallel national financial intelligence units in other countries.

The information processing system to be developed by Elbit Systems under this contract is expected to be one of the most sophisticated Intelligence Support systems for Government organizations and Intelligence Communities.

About Elbit Systems Ltd.

Elbit Systems Ltd. is an international defense electronics company engaged in a wide range of defense-related programs throughout the world, in the areas of aerospace, ground and naval systems, command, control, communications, computers and intelligence (C4I) and advanced electro-optic technologies. The Company focuses on the upgrading of existing military platforms and developing new technologies for defense applications.

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COMMISSION.